SCHEDULE 14A

(RULE 14a-101)

Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Horizon Technology Finance Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Horizon Technology Finance Corporation

312 Farmington Avenue

Farmington, CT 06032

May __, 2013

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Horizon Technology Finance Corporation (the “Company”) to be held on June 14, 2013 at 10:00 AM, Eastern Time, at the offices of Horizon Technology Finance Corporation at 312 Farmington Avenue, Farmington, Connecticut 06032.

The Notice of Special Meeting of Stockholders and the Proxy Statement of the Board of Directors of the Company accompanying this letter provide an outline of the business to be conducted at the Special Meeting of Stockholders. At the meeting, you will be asked to approve a proposal to authorize flexibility for the Company, with the approval of its Board of Directors, to sell shares of its common stock (during the next 12 months) at a price or prices below the then current net asset value per share in one or more offerings, subject to certain conditions as set forth in the Proxy Statement (including, without limitation, (i) that the number of shares issued in each offering does not exceed 25% of the number of shares of the Company’s common stock outstanding prior to each offering, and (ii) the price of each share of the Company’s common stock sold in each offering is not less than 15% below the then current net asset value of a share of the Company’s common stock).

It is very important that your shares be represented at the Special Meeting. Whether or not you expect to be present in person at the Special Meeting, please sign the enclosed proxy and return it promptly in the envelope provided, or vote via the Internet. We encourage you to vote via the Internet, as it saves the Company significant time and processing costs. To vote via the Internet, access www.proxyvote.com and follow the on-screen instructions. Have your proxy card available when you access the web page. Your vote and participation in the governance of the Company are very important to us.

Sincerely yours,

Robert D. Pomeroy, Jr.
Chief Executive Officer

HORIZON TECHNOLOGY FINANCE CORPORATION
312 Farmington Avenue
Farmington, Connecticut 06032
(860) 676-8654

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2013

Notice is hereby given to the owners of shares of common stock (the “Stockholders”) of Horizon Technology Finance Corporation (the “Company”) that:

A Special Meeting of Stockholders of the Company will be held at the offices of Horizon Technology Finance Corporation, located at 312 Farmington Avenue, Farmington, Connecticut 06032, on June 14, 2013 at 10:00 AM, Eastern Time, for the following purposes:

1.         To approve a proposal to authorize the Company, with the approval of its Board of Directors, in one or more offerings, to sell shares of its common stock, during the next twelve (12) months, at a price or prices below the Company’s then current net asset value per share in one or more offerings, subject to certain conditions as set forth in the proxy statement, (including, without limitation, (i) that the number of shares issued in each offering does not exceed 25% of the number of shares of the Company’s common stock outstanding prior to each offering, and (ii) the price of each share of the Company’s common stock sold in each offering is not more than 15% below the then current net asset value of a share of the Company’s common stock); and

2.         To transact such other business as may properly come before the meeting or any adjournment or postponement.

You have the right to receive notice of and to vote at the Special Meeting if you were a stockholder of record at the close of business on April 16, 2013. Whether or not you expect to be present in person at the Special Meeting, please sign the enclosed proxy and return it promptly in the envelope provided, or vote via the Internet. Instructions are shown on the proxy card.

We have enclosed our Proxy Statement and a proxy card. Please sign the enclosed proxy card and return it promptly in the envelope provided, or vote via the Internet. Your vote is extremely important to us. In the event there are not sufficient votes for a quorum or to approve the proposal at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

THE BOARD OF DIRECTORS, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL.

By Order of the Board of Directors,

John C. Bombara
Secretary

Farmington, Connecticut

May   , 2013

This is an important meeting. To ensure proper representation at the Special Meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope, or vote your shares electronically via the Internet. Please see the Proxy Statement and the enclosed proxy card for details about electronic voting. Even if you vote your shares prior to the Special Meeting, you still may attend the Special Meeting and vote your shares in person if you wish to change your vote.

HORIZON TECHNOLOGY FINANCE CORPORATION
312 Farmington Avenue
Farmington, Connecticut 06032
(860) 676-8654

PROXY STATEMENT
For
Special Meeting of Stockholders
To Be Held on June 14, 2013

This document will give you the information you need to vote on the matter listed on the accompanying Notice of Special Meeting of Stockholders (“Notice of Special Meeting”). Much of the information in this Proxy Statement is required under rules of the Securities and Exchange Commission (“SEC”), and some of it is technical in nature. If there is anything you do not understand, please contact Horizon Technology Finance Corporation (the “Company”) at 860-676-8654.

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” “we,” “us,” or “our”) of the Company for use at the Special Meeting of Stockholders (the “Meeting”) to be held on June 14, 2013 at 10:00 AM, Eastern Time, at the offices of Horizon Technology Finance Corporation, 312 Farmington Avenue, Farmington, Connecticut 06032, and at any postponements or adjournments thereof. This Proxy Statement, along with the Notice of Meeting and proxy card, are being mailed to stockholders of the Company (the “Stockholders”) of record as of April 16, 2013 on or about May __, 2013.

We encourage you to vote your shares, either by voting in person at the Meeting or by voting by proxy (i.e., authorizing someone to vote your shares). Shares represented by duly executed proxies will be voted in accordance with your instructions. If you execute a proxy without specifying your voting instructions, your shares will be voted “FOR” the authorization of the Company, with the approval of the Board, to sell shares of its common stock (during the next 12 months) at a price below the then current net asset value per share in one or more offerings, subject to certain limitations described in this Proxy Statement (the “Proposal”).

Because no routine discretionary matters for which broker non-votes may be submitted will be considered at the Meeting, broker non-votes, if any, will be treated as not present at the Meeting and, thus, not entitled to vote with respect to the Proposal. For purposes of tabulating votes, an abstention has the same effect as a vote against the Proposal.

You may revoke your vote on the Internet or on a proxy card at any time before it is exercised by (1) resubmitting your vote on the Internet, notifying the Company’s Secretary in writing, (2) by submitting a properly executed, later-dated proxy, or (3) by voting in person at the Meeting. Any Stockholder entitled to vote at the Meeting may attend the Meeting and vote in person, whether or not he or she has previously voted his or her shares via proxy or wishes to change a previous vote.

You will be eligible to vote your shares electronically via the Internet or by mail.

Purpose of Meeting

As described in more detail in this Proxy Statement, the Meeting is being held for the following purposes:

1.         To approve a proposal to authorize the Company, with the approval of its Board of Directors, in one or more offerings, to sell shares of its common stock, during the next twelve (12) months, at a price or prices below the Company’s then current net asset value per share in one or more offerings, subject to certain conditions as set forth in the proxy statement (including, without limitation, (i) that the number of shares issued in each offering does not exceed 25% of the number of shares of the Company’s common stock outstanding prior to each offering, and (ii) the price of each share of the Company’s common stock sold in each offering is not more than 15% below the then current net asset value of a share of the Company’s common stock); and

2.         To transact such other business as may properly come before the Meeting.

Voting Securities

You may vote your shares at the Meeting only if you were a Stockholder of record at the close of business on April 16, 2013 (the “Record Date”). There were 9,578,312 shares of the Company’s common stock (the “Common Stock”) outstanding on the Record Date. Each share of the Common Stock is entitled to one vote.

Quorum Required

A quorum must be present at the Meeting for any business to be conducted. The presence at the Meeting, in person or by proxy, of the holders of more than one-half of the voting power of all outstanding shares of Common Stock of the Company outstanding on the Record Date will constitute a quorum. Shares that abstain will be counted for purposes of determining whether a quorum is present. As broker non-votes will be treated as not present at the Meeting and, thus, as not entitled to vote with respect to the Proposal, broker non-votes (if any) will not be counted for quorum purposes. If there are not enough votes for a quorum, the holders of a majority of the voting power present at the Meeting, in person or by proxy, may adjourn the Meeting to permit the further solicitation of proxies. Abstentions and broker non-votes, if any, will not have any effect on the result of the vote for adjournment.

Votes Required

Approval of the Proposal requires the affirmative vote of the Stockholders holding (1) a majority of the outstanding voting securities of the Company and (2) a majority of the outstanding voting securities of the Company that are not held by affiliated persons of the Company. For purposes of the Proposal, the Investment Company Act of 1940, as amended (the “1940 Act”), defines “a majority of the outstanding voting securities of a company” as: (1) 67% or more of the voting securities present at the applicable meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (2) more than 50% of the outstanding voting securities of such company, whichever is less. Abstentions will have the effect of a vote against the Proposal.

Broker Non-Votes.   Broker non-votes are described as votes cast by a broker or other nominee on behalf of a beneficial holder who does not provide explicit voting instructions to such broker or nominee and who does not attend the Meeting. The Proposal is a non-routine matter. As a result, if you hold shares in “street name” through a broker, bank or other nominee, your broker, bank or nominee will not be permitted to exercise voting discretion with respect to the Proposal. Thus, if you do not give your broker or nominee specific instructions on how to vote for you or do not vote for yourself in accordance with the voting instructions on the proxy card, by returning a proxy card or by other arrangement with your broker or nominee, your shares will be treated as not present at the Meeting. As a result, these shares will have no effect on the Company’s ability to obtain the approval of 67% or more of the voting securities present at the Meeting and will have the same effect as a vote against the Proposal if the Company does not obtain the approval of 67% or more of the voting securities present and instead seeks to obtain the affirmative vote of 50% of the outstanding voting securities of the Company.

Adjournment and Additional Solicitation.   If there appears not to be enough votes to approve the Proposal at the Meeting, the Stockholders who are represented in person or by proxy may vote to adjourn the Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Meeting, present in person or represented by proxy. Robert D. Pomeroy, Jr. and Christopher M. Mathieu are the persons named as proxies and will vote proxies held by them for such adjournment, unless marked to be voted against the Proposal, to permit the further solicitation of proxies.

Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Meeting, including the cost of preparing and posting this Proxy Statement to the Internet and the cost of mailing this Proxy Statement, Notice of Special Meeting and proxy card. The Company intends to use the services of Broadridge Financial Solutions, Inc., a leading provider of investor communications solutions, to aid in the distribution and collection of proxy votes. The Company expects to pay market rates for such services. The Company reimburses brokers, trustees, fiduciaries and other institutions for their reasonable expenses incurred in forwarding proxy material to the beneficial owners and soliciting them to execute proxies.

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In addition to the solicitation of proxies by the use of the Internet, proxies may be solicited in person and/or by telephone, mail or facsimile transmission by directors or officers of the Company, officers or employees of the Company’s investment advisor and administrator, Horizon Technology Finance Management LLC (herein, “HTFM”, the “Advisor” and the “Administrator”), whose principal business address is 312 Farmington Avenue, Farmington, Connecticut 06032 and/or by a solicitor retained by the Company (the “Solicitor”). No additional compensation will be paid to directors, officers or regular employees for such services. The Company has estimated that, if it hires a Solicitor, it will pay approximately $35,000 for services provided by the Solicitor. The Solicitor may contact you by telephone on behalf of the Company and urge you to vote. The Solicitor will not attempt to influence how you vote your shares, but only ask that you take the time to cast a vote. You may also be asked if you would like to vote over the telephone and to have your vote transmitted to the Company’s proxy tabulation firm.

Stockholders may provide their voting instructions through the Internet or by mail by following the instructions on the proxy card. These options require Stockholders to input the control number, which is provided with the proxy card. If you vote using the Internet, after visiting www.proxyvote.com and inputting your control number, you will be prompted to provide your voting instructions. Stockholders will have an opportunity to review their voting instructions and make any necessary changes before submitting their voting instructions and terminating their Internet link. Stockholders who vote via the Internet, in addition to confirming their voting instructions prior to submission, also will receive an e-mail confirming their instructions upon request.

If a Stockholder wishes to participate in the Meeting, but does not wish to give a proxy by Internet or mail, the Stockholder may attend the Meeting in person.

Any proxy authorized pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. A revocation may be effected by resubmitting voting instructions via the Internet voting site, by obtaining and properly completing another proxy card that is dated later than the original proxy and returning it, by mail, in time to be received before the Meeting, by attending the Meeting or by a notice, provided in writing and signed by the Stockholder, delivered to the Company’s Secretary on any business day before the date of the Meeting.

Security Ownership of Certain Beneficial Owners and Management

As of the Record Date, to our knowledge, there are no persons who would be deemed to “control” the Company, as such term is defined in the 1940 Act.

Our directors consist of interested directors and independent directors. Interested directors are “interested persons” of the Company, as defined in the 1940 Act, and independent directors are all other directors (the “Independent Directors”).

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 The following table sets forth, as of April 16, 2013, certain ownership information with respect to our Common Stock for those persons who directly or indirectly own, control or hold with the power to vote 5 percent or more of the Company’s outstanding Common Stock and all executive officers and directors, including director nominees, as a group.

			Percentage of
			Common
	Type of	Shares	Stock
Name and Address	ownership	Owned	Outstanding

Principal Stockholders
Compass Horizon Partners, LP(1)	Record/Beneficial	1,271,414	13.3%
HTF-CHF Holdings LLC(2)	Record/Beneficial	52,641	*
Independent Directors
James J. Bottiglieri(3)	Record/Beneficial	4,844	*
Edmund V. Mahoney(3)	Record/Beneficial	1,500	*
Christopher B. Woodward(3)	Record/Beneficial	4,474	*
Elaine A. Sarsynski(3)	N/A	—	*
Interested directors
Robert D. Pomeroy, Jr.(2)(3)	Record/Beneficial	5,513	*
Gerald A. Michaud(2)(3)	Record/Beneficial	5,101	*
Executive officers
Christopher M. Mathieu(2)(3)	Record/Beneficial	3,500	*
John C. Bombara(2)(3)	N/A	—	*
Daniel S. Devorsetz(2)(3)	Record/Beneficial	100	*
All directors, director nominees and executive officers as a group (9 persons)	Record/Beneficial	77,673	*	%

(1)	Concorde Horizon Holdings LP is the limited partner of Compass Horizon Partners, LP and Navco Management, Ltd is the general partner. Concorde Horizon Holdings LP and Navco Management, Ltd. are controlled by The Kattegat Trust, a Bermudian charitable trust, the trustee of which is Kattegat Private Trustees (Bermuda) Limited, a Bermudian trust company with its principal offices at 2 Reid Street, Hamilton HM 11, Bermuda.

(2)	Messrs. Pomeroy, Michaud, Mathieu, Bombara and Devorsetz each own 33%, 33%, 15.5%, 9.3% and 6.2% of HTF-CHF Holdings LLC, respectively. The address for HTF-CHF Holdings LLC is 312 Farmington Avenue, Farmington, Connecticut 06032.

(3)	The address for each executive officer, director and director nominee is c/o Horizon Technology Finance Management LLC, 312 Farmington Avenue, Farmington, Connecticut 06032.

*	Less than 1 percent.

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Dollar Range of Securities Beneficially Owned by Directors

The following table sets forth the dollar range of the Company’s Common Stock beneficially owned by each of the Company’s directors as of April 16, 2013. Information as to the beneficial ownership of the Company’s directors is based on information furnished to the Company by such persons. The Company is not part of a “family of investment companies,” as that term is defined in the 1940 Act.

Directors of the Company	Dollar Range of Common Stock of the Company(1)
Independent Directors
James J. Bottiglieri	$50,001-$100,000
Edmund V. Mahoney	$10,001-$50,000
Christopher B. Woodward	$50,001-$100,000
Elaine A. Sarsynski	None
Interested Directors
Robert D. Pomeroy, Jr.	$100,001-$500,000(2)
Gerald A. Michaud	$100,001-$500,000(2)

(1)	Dollar ranges are as follows: None; $1-$10,000; $10,001-$50,000; $50,001-$100,000; $100,001-$500,000; $500,001-$1,000,000 or over $1,000,000.
(2)	Includes holdings of HTF-CHF Holdings LLC.

PROPOSAL:

APPROVAL TO AUTHORIZE THE COMPANY, WITH APPROVAL OF ITS BOARD OF DIRECTORS, TO SELL SHARES OF ITS COMMON STOCK AT A PRICE OR PRICES BELOW THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE IN ONE OR MORE OFFERINGS

The 1940 Act generally prohibits the Company, as a business development company (“BDC”), from offering and selling shares of Common Stock at a price below the then current net asset value per share, or “NAV”, unless the policy and practice of doing so is approved by the Stockholders within one year immediately prior to any such sales. Shares of the Company’s Common Stock have a limited trading history and have generally traded at a price below their NAV since they started trading on The NASDAQ Global Select Market.

The Company seeks the approval of its Stockholders so that, with the approval of its Board, it may, in one or more offerings, sell or otherwise issue shares of its Common Stock, during the next twelve (12) months, at a price or prices below the Company’s then current net asset value per share, so long as (1) the number of shares issued in each offering does not exceed 25% of the number of shares of the Company’s common stock outstanding prior to each offering, and (2) the price of each share of the Company’s common stock sold in each offering is not more than 15% below the then current net asset value of a share of the Company’s common stock.

We are seeking Stockholder approval now to sell the Company’s shares below NAV in order to provide flexibility for future sales, which typically are undertaken quickly in response to market conditions. The final terms of any such sales will be determined by the Board at the time of sale. Any transaction where we sell such shares of the Company’s Common Stock, including the nature and amount of consideration that would be received by the Company at the time of sale and the use of any such consideration, will be reviewed and approved by the Board at the time of sale. If the Proposal is approved, we will not solicit further authorization from the Stockholders prior to any such sale, and the authorization would be effective for shares sold during a period beginning on the date of Stockholder approval and expiring one year from such approval.

In a common stock offering, investors are offered an ownership interest in a corporation. Stockholders typically are entitled to vote on the selection of corporate directors and other important matters as well as to receive distributions on their holdings to the extent such distributions are declared.

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Generally, common stock offerings by BDCs are priced based on the market price of the currently outstanding shares of common stock, less a discount of approximately 5%. Accordingly, even when shares of the Company’s Common Stock trade at a market price below NAV, the proposed Stockholder approval would permit the Company to offer and sell shares of Common Stock in accordance with pricing standards that market conditions generally require. This Proxy Statement is not an offer to sell securities. Securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from SEC registration requirements.

1940 Act Conditions for Sales Below NAV

As a BDC, the Company’s ability to issue shares of Common Stock at a price below NAV is governed by the 1940 Act. Specifically, Section 63(2) of the 1940 Act provides that we may offer and sell shares of the Company’s Common Stock at prices below the then current NAV with Stockholder approval, provided that:

•	any such sales are approved by (1) a majority of the Independent Directors and (2) a majority of the Company’s directors who have no financial interest in the proposal as being in the best interests of the Company and the Company’s Stockholders; and

•	such a required majority of directors, in consultation with the underwriter of the offering, if it is underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of any firm commitment to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value for those securities, less any underwriting commission or discount.

Board Approval

On March 8, 2013, the Board unanimously approved, and is recommending that the Stockholders vote in favor of, the Proposal to authorize the Company to offer and sell shares of the Company’s Common Stock at prices that may be less than NAV. The Board previously concluded that the proposal is in the best interests of the Company and its Stockholders. In doing so, the Board, including the Independent Directors, considered and evaluated factors including the following, as discussed more fully below:

•	possible long-term benefits to the Stockholders; and

•	possible dilution to the Company’s NAV.

The Board has considered and evaluated materials that management provided on the merits of raising additional capital and publicly offering shares of the Company’s Common Stock at a price below NAV. Following such consideration and evaluation, the Board determined that it would be advantageous to the Company to have the ability to issue shares of Common Stock below NAV.

The Board has not yet drawn any definite conclusions regarding the specific size of a contemplated capital raise at this time. The Board expects that any increase in capital would be made through one or more public offerings of the Company’s Common Stock, or through one or more private placements. Additionally, the Company’s Common Stock could be issued as part of a purchase of assets, portfolios or other companies.

In determining whether or not to sell Common Stock, the Board has a duty to act in the Company’s best interests and that of the Company’s Stockholders and must comply with the other requirements of Section 63(2) of the 1940 Act. If Stockholders do not approve the Proposal, the Board will consider and evaluate options to determine what alternatives are in the Company’s best interests and that of its Stockholders.

Possible Long-Term Benefits to Stockholders

The Board believes that having the flexibility for the Company to sell its Common Stock below NAV in certain instances is in the Company’s best interests and the best interests of Stockholders. If the Company were unable to access the capital markets when attractive investment opportunities arise, the Company’s ability to grow over time and to continue to pay dividends to Stockholders could be adversely affected. In reaching that conclusion, the Board considered the following possible benefits to the Company’s Stockholders:

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Current Market Conditions Have Created Attractive Opportunities

Current market conditions have created, and we believe will continue to create for the foreseeable future, favorable opportunities to invest, including opportunities that, all else being equal, may increase NAV over the longer-term, even if financed with the issuance of Common Stock below NAV. Stockholder approval of the Proposal, subject to the conditions detailed below, is expected to provide the Company with the flexibility to invest in such opportunities. We believe that current market conditions provide attractive opportunities to use capital.

Current market conditions also have beneficial effects for capital providers, including rational competition, favorable pricing of credit risk and competitive capital structures and terms. Accordingly, we believe that the Company could benefit from access to capital in this credit market and that the current environment should provide attractive investment opportunities. The Company’s ability to take advantage of these opportunities will depend upon the Company’s access to capital.

Greater Investment Opportunities Due to Larger Capital Resources

The Board believes that additional capital raised through an offering of shares of the Company’s Common Stock may help the Company generate additional deal flow. Based on discussions with management, the Board believes that greater deal flow, which may be achieved with more capital, would enable the Company to be a more significant participant in the private debt and equity markets and to compete more effectively for attractive investment opportunities. With more capital to invest in portfolio opportunities, the Board intends for the Company to be a more meaningful capital provider to companies and to compete for high quality investment opportunities with other funds having greater resources than the Company. Management has represented to the Board that such investment opportunities may be funded with proceeds of an offering of shares of the Company’s Common Stock. However, management has not identified specific companies in which to invest the proceeds of an offering given that specific investment opportunities will change depending on the timing of an offering, if any.

Higher Market Capitalization and Liquidity May Make the Company’s
Common Stock More Attractive to Investors

If the Company issues additional shares, its market capitalization and the amount of its publicly tradable Common Stock will increase, which may make the Company’s Common Stock more liquid. A larger market capitalization may make the Company’s stock more attractive to a larger number of investors who have limitations of the size of companies in which they invest. Furthermore, a larger number of shares outstanding may increase the Company’s trading volume, which could decrease the volatility in the secondary market price of the Company’s Common Stock.

Reduced Expenses Per Share

An offering that increases the Company’s total assets may reduce the Company’s expenses per share due to the spreading of fixed expenses over a larger asset base. The Company must bear certain fixed expenses, such as certain administrative, governance and compliance costs that do not generally vary based on the Company’s size. On a per share basis, these fixed expenses will be reduced when supported by a larger asset base.

Trading History

The following table lists the high and low closing sales prices for our common stock, the sales price as a percentage of NAV and dividends per share. On April 15, 2013, the last reported closing sale price of our common stock was $14.09 per share which represents approximately 93% to the NAV reported as of December 31, 2012.

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				Premium/ Discount of High Sales	Premium/ Discount of Low Sales	Cash Distributions
		Closing Sales Price		Price to	Price to	Per
Period	NAV(1)	High	Low	NAV(2)	NAV(2)	Share (5)

Year ended December 31, 2013
Second Quarter(4)	*	$14.40	$13.64	*	*	$0.115
First Quarter	*	$15.93	$14.38	*	*	$0.345
Year ended December 31, 2012
Fourth Quarter	$15.15	$16.58	$13.56	109%	90%	$0.450
Third Quarter	$16.41	$16.84	$15.93	103%	97%	$0.450
Second Quarter	$16.73	$17.12	$15.03	102%	90%	$0.450
First Quarter	$16.89	$17.05	$16.05	101%	95%	$0.450
Year ended December 31, 2011
Fourth Quarter	$17.01	$16.32	$14.40	96%	85%	$0.450
Third Quarter	$17.36	$16.25	$13.88	94%	80%	$0.400
Second Quarter	$17.40	$16.17	$15.21	93%	87%	$0.330
First Quarter	$17.23	$16.25	$14.90	94%	86%	$—
Year ended December 31, 2010
Fourth Quarter(3)	$16.75	$15.59	$13.83	93%	83%	$0.220

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset value shown is based on outstanding shares at the end of such period.
(2)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.
(3)	From October 28, 2010 (initial public offering) to December 31, 2010.
(4)	From April 1, 2013 through April 15, 2013.
(5)	Represents the distribution paid in the specified quarter. We have adopted an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a distribution, then stockholders’ cash distributions are automatically reinvested in additional shares of our common stock, unless they specifically opt out of the dividend reinvestment plan so as to receive cash distributions.

*	Not determined at the time of filing.

Conditions to the Company’s Sale of Common Stock Below NAV

If this Proposal is approved, the Company will only sell shares of its Common Stock at a price below NAV, if the following conditions are met:

•	a majority of the Company’s Independent Directors who have no financial interest in the sale have determined that such sale is in the best interests of the Company and the Company’s stockholders; and

•	a majority of such directors, who, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities, or immediately prior to the sale of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount.

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Dilution

Before voting on the Proposal or giving proxies with regard to this matter, Stockholders should consider the potentially dilutive effect on the NAV of the issuance of shares of the Company’s Common Stock at a price less than NAV. Any sale of Common Stock at a price below NAV would result in an immediate dilution to existing Stockholders on a per share basis. This dilution would include reduction in the NAV as a result of the issuance of shares at a price below the NAV and a proportionately greater decrease in a Stockholder’s per share interest in the earnings and assets of the Company and per share voting interest in the Company. The Board has considered the potential dilutive effect of the issuance of shares at a price below the NAV and will consider again such dilutive effect when considering whether to authorize any specific issuance of shares of Common Stock below NAV.

The 1940 Act establishes a connection between market price and NAV because, when stock is sold at a market price below NAV, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of Common Stock proposed to be authorized for issuance, and thus any future issuance of Common Stock at a price below NAV would dilute a Stockholder’s holdings of Common Stock as a percentage of shares outstanding to the extent the Stockholder does not purchase sufficient shares in the offering or otherwise to maintain the Stockholder’s percentage interest. Further, if the Stockholder does not purchase, or is unable to purchase, a sufficient number of shares to maintain the Stockholder’s percentage interest, regardless of whether such offering is at a price above or below the then current NAV, the Stockholder’s voting power will be diluted.

The precise extent of any such dilution cannot be estimated before the terms of a Common Stock offering are set. As a general proposition, however, the amount of potential dilution will increase as the size of the offering increases. Another factor that will influence the amount of dilution in an offering is the amount of net proceeds that we receive from such offering. The Board anticipates that the net proceeds to the Company will be equal to the price that investors pay per share, less the amount of any underwriting discounts and commissions, typically 95% of the market price.

As previously discussed, the Board expects to evaluate a full range of offering sizes. The following example indicates how an offering would immediately affect the NAV of the Company’s Common Stock based on the assumptions set forth below. It does not include any effects or influence on market share price due to changes in investment performance over time, dividend policy, increased trading volume or other qualitative aspects of the shares the Company’s Common Stock.

Examples of Dilutive Effect of the Issuance of Shares Below NAV

Impact on Existing Stockholders who do not Participate in the Offering

Existing Stockholders of the Company who do not participate, or who are not given the opportunity to participate, in an offering below NAV per share by the Company or who do not buy additional shares of the Company in the secondary market at the same or lower price obtained by the Company in the offering (after expenses and any underwriting discounts and commissions) face the greatest potential risks. All Stockholders will experience an immediate decrease (often called dilution) in the NAV of the Company’s shares they hold. Stockholders who do not participate in the offering will also experience a disproportionately greater decrease in their participation in the Company’s earnings and assets and their voting power than Stockholders who do participate in the offering. All Stockholders may also experience a decline in the market price of their shares of the Company’s Common Stock, which often reflects, to some degree, announced or potential increases and decreases in NAV per share. Their decrease could be more pronounced as the size of the offering and level of discounts increase.

The following table illustrates the level of NAV dilution that would be experienced by a nonparticipating stockholder in three different hypothetical common stock offerings of different levels of discount from NAV per share, although it is not possible to predict the actual level of market price decline below NAV per share that may occur. Actual sales prices and discounts may differ from the presentation below.

9

The examples assume that Company XYZ has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive effect on nonparticipating stockholder A of (1) an offering of 250,000 shares (25% of the outstanding shares) at $9.50 per share after offering expenses and commission (a 5% discount from NAV), (2) an offering of 250,000 shares (25% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from NAV) and (3) an offering of 250,000 shares (25% of the outstanding shares) at $8.50 per share after offering expenses and commissions (a 15% discount from NAV).

		Example 1 25% Offering at 5% Discount		Example 2 25% Offering at 10% Discount		Example 3 25% Offering at 15% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$10.00	—	$9.47	—	$8.95	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.50	—
Decrease to NAV
Total Shares Outstanding	1,000,000	1,250,000	25.00%	1,250,000	25.00%	1,250,000	25.00%
NAV per Share	$10.00	$9.90	(1.00)%	$9.80	(2.00)%	$9.70	(3.00)%
Dilution to Stockholder
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—
Percentage Held by Stockholder A	1.0%	0.80%	(20.00)%	0.80%	(20.00)%	0.80%	(20.00)%

Total Asset Values
Total NAV Held by Stockholder A	$100,000	$99,000	(1.00)%	$98,000	(2.00)%	$97,000	(3.00)%
Total Investment by Stockholder A (Assumed to be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Stockholder A (Total NAV Less Total Investment)	—	$(1,000)	—	$(2,000)	—	$(3,000)	—
Per Share Amounts
NAV per Share Held by Stockholder A	—	$9.90	—	$9.80	—	$9.70	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
Dilution per Share held by Stockholder A (NAV per Share Less Investment per Share)	—	$(0.10)	—	$(0.20)	—	$(0.30)	—
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)	—	—	(1.00)%	—	(2.00)%	—	(3.00)%

Impact on Existing Stockholders who Participate in the Offering

Existing Stockholders of the Company who participate in an offering by the Company below NAV per share or who buy additional shares of the Company in the secondary market at the same or lower price as obtained by the Company in the offering (after expenses and any underwriting discounts and commissions) will experience the same types of NAV dilution as the nonparticipating Stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in the Company’s Common Stock immediately prior to the offering. The level of NAV dilution on an aggregate basis will decrease as the number of shares of the Company’s Common Stock such Stockholders purchase increases. Existing Stockholders of the Company who buy more than such percentage will experience NAV dilution, but will, in contrast to existing Stockholders of that Company who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in NAV per share over their investment per share and will also experience a disproportionately greater increase in their participation in the Company’s earnings and assets and their voting power than the Company’s increase in assets, potential earning power and voting interests due to the offering. The level of accretion will increase as the excess number of shares of the Company’s Common Stock such Stockholder purchases increases. Even Stockholders who over-participate will, however, be subject to the risk that the Company may make additional discounted offerings in which such Stockholders do not participate, in which case such Stockholders will experience NAV dilution as described above in such subsequent offerings. Such Stockholders may also experience a decline in the market price of their shares, which often reflects, to some degree, announced or potential increases and decreases in NAV per share. Their decline could be more pronounced as the size of a Company’s offering and level of discount to NAV increases.

10

The examples assume that Company XYZ has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive effect in the hypothetical 15% discount offering from the prior chart for stockholder A that acquires shares equal to (1) 50% of their proportionate share of the offering (i.e., 1,250 shares, which is 0.50% of the offering of 250,000 shares rather than their 1.00% proportionate share) and (2) 150% of their proportionate share of the offering (i.e., 3,750 shares, which is 1.50% of the offering of 250,000 shares rather than their 1.00% proportionate share). A prospectus supplement of the Company pursuant to which any discounted offering by the Company is made will include a chart for its example based on the actual number of shares in such offering and the actual discount from the most recently determined NAV per share.

		50% Participation		150% Participation
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$8.95	—	$8.95	—
Net proceeds per share to issuer	—	$8.50	—	$8.50	—
Increases in Shares and Decrease to NAV
Total shares outstanding	1,000,000	1,250,000	25.00%	1,250,000	25.00%
NAV per share	$10.00	$9.70	(3.00)%	$9.70	(3.00)%
(Dilution)/Accretion to Participating Stockholder A
Shares held by stockholder A	10,000	11,250	12.50%	13,750	37.50%
Percentage held by stockholder A	1.0%	0.90%	(10.00)%	1.10%	10.00%
Total Asset Values
Total NAV held by stockholder A	$100,000	$109,125	9.12%	$133,375	33.38%
Total investment by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$100,000	$111,188	11.19%	$133,563	33.56%
Total dilution to stockholder A (total NAV less total investment)	—	(2,063)	—	$(188)	—
Per Share Amounts
NAV per share held by stockholder A	—	$9.70	—	$9.70	—
Investment per share held by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$10.00	$9.88	(1.17)%	$9.71	(2.86)%
Dilution per share held by stockholder A (NAV per share less investment per share)	—	$(0.18)	—	$(0.01)	—
Percentage dilution to stockholder A (dilution per share divided by investment per share)	—	—	(1.83)%	—	(0.14)%

Impact on New Investors

The following examples illustrate the level of NAV dilution or accretion that would be experienced by a new Stockholder in the Company in three different hypothetical common stock offerings of different sizes and levels of discount from NAV per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.

11

Investors who are not currently Stockholders of the Company, but who participate in an offering by the Company below NAV and whose investment per share is greater than the resulting NAV per share due to expenses and any underwriting discounts and commissions paid by the Company will experience an immediate decrease, albeit small, in the NAV of their shares of the Company’s Common Stock and their NAV per share compared to the price they pay for their shares. Investors who are not currently Stockholders of the Company and who participate in an offering by the Company below NAV per share and whose investment per share is also less than the resulting NAV per share due to expenses and any underwriting discounts and commissions paid by the Company being significantly less than the discount per share, will experience an immediate increase in the NAV of their shares of the Company’s Common Stock and their NAV per share compared to the price they pay for their shares. All of these investors will experience a disproportionately greater participation in the Company’s earnings and assets and their voting power than the Company’s increase in assets, potential earning power and voting interests. These investors will, however, be subject to the risk that such Company may make additional discounted offerings in which such new Stockholder does not participate, in which case such new Stockholder will experience dilution as described above in such subsequent offerings by the Company. These investors may also experience a decline in the market price of their shares, which often reflects, to some degree, announced or potential increases and decreases in NAV per share. Their decline could be more pronounced as the size of the offering and level of discounts increases.

The following examples illustrate the level of NAV dilution or accretion that would be experienced by a new stockholder who purchases the same percentage (1.00%) of the shares in the three different hypothetical offerings of common stock of different levels of discount from NAV per share.

The examples assume that Company XYZ has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive and accretive effects on stockholder A at (1) an offering of 250,000 shares (25% of the outstanding shares) at $9.50 per share after offering expenses and commission (a 5% discount from NAV), (2) an offering of 250,000 shares (25% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from NAV) and (3) an offering of 250,000 shares (25% of the outstanding shares) at $8.50 per share after offering expenses and commissions (a 15% discount from NAV).

12

		Example 1 25% Offering at 5% Discount		Example 2 25% Offering at 10% Discount		Example 3 25% Offering at 15% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$10.0000	—	$9.47	—	$8.95	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.50	—
Decrease to NAV
Total Shares Outstanding	—	1,250,000	25.00%	1,250,000	25.00%	1,250,000	25.00%
NAV per Share	—	$9.90	(1.00)%	$9.80	(2.00)%	$9.70	(3.00)%
Dilution to Stockholder
Shares Held by Stockholder A	—	2,500	—	2,500	—	2,500	—
Percentage Held by Stockholder A	—	—	—	—	—	—	—
Total Asset Values
Total NAV Held by Stockholder A	—	$24,750	—	$24,500	—	$24,250	—
Total Investment by Stockholder A	—	$25,000	—	$23,675	—	$22,375	—
Total (Dilution) Accretion to Stockholder A (Total NAV Less Total Investment)	—	$(250)	—	$825	—	$1,875	—
Per Share Amounts	—
NAV per Share Held by Stockholder A	—	$9.90	—	$9.80	—	$9.70	—
Investment per Share Held by Stockholder	—	$10.00	—	$9.47	—	$8.95	—
(Dilution) Accretion per Share held by Stockholder A (NAV per Share Less Investment per Share)	—	$(0.10)	—	$0.33	—	$0.75	—
Percentage (Dilution) Accretion to Stockholder A (Dilution per Share Divided by Investment per Share)	—	—	(1.00)%	—	3.48%	—	8.38%

 The discount to NAV is a result of market perception that moves the share price and thus NAV is only one determinant of market value.

The Company expects the market price of shares of its Common Stock will incorporate a discount or premium factor based on the market assessment of future earnings and the likelihood of those earnings supporting growth in our dividend yield.

Notwithstanding the dilutive effect of any equity financing on a Company’s NAV, the Board has considered the Company’s need to obtain additional capital for investment and other factors discussed in this Proxy Statement. With more capital to invest, the Board believes that the Company would be able to make investments with more significant earnings and growth potential. The Board further believes that, over time, the value of the incremental assets available for investment, taken together with the other factors previously discussed, may be reflected positively in the market price of the Company’s shares and that such increases may exceed the initial dilutive effects that the Company is likely to experience in its NAV due to offerings of shares of Common Stock in accordance with its Proposal. In our view, the secondary market price of our Common Stock is an important gauge of the true economic impact on Stockholders of any equity offering.

Other Considerations

If stockholders approve the Proposal, the Company will be permitted to sell shares of its common stock at a price below, but no more than 15% below, NAV per share. NAV will be determined, in accordance with the 1940 Act.

13

In reaching its recommendation to the Stockholders to approve the Proposal, the Board considered a possible source of conflict of interest due to the fact that the proceeds from the issuance of additional shares of the Company’s Common Stock would increase the management fees that the Company pays to the Advisor as such fees are partially based on the amount of the Company’s gross assets. The Board and the Independent Directors concluded that the benefits to the Stockholders from increasing the Company’s capital base would outweigh any detriment from increased management fees, especially considering that the management fees would increase regardless of whether the Company offers shares of Common Stock below NAV or above NAV.

Potential Investors

We have not yet solicited any potential buyers of the shares that we may elect to issue in any future offering to comply with the federal securities laws. No shares are earmarked for management or other affiliated persons of the Company. However, members of the Company’s management and other affiliated persons may participate in a Common Stock offering on the same terms as others.

Required Stockholder Vote

If the Stockholders approve the Proposal, during a one-year period commencing on the date of such approval, we will be permitted, but not required or otherwise obligated, to offer and sell in one or more offerings newly issued shares of the Company’s Common Stock at a price below NAV at the time of sale.

Approval of the Proposal requires the affirmative vote of (1) a majority of the outstanding voting securities of the Company and (2) a majority of the outstanding voting securities of the Company that are not held by affiliated persons of the Company. For purposes of the Proposal, the 1940 Act, defines “a majority of the outstanding voting securities of a company” as: (1) 67% or more of the voting securities present at the meeting or represented by proxy, if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy or (2) more than 50% of the outstanding voting securities of such company, whichever is the less. Broker non-votes will have no effect on the Company’s ability to obtain the approval of 67% or more of the voting securities present at the Meeting and would have the same effect as a vote against the Proposal if the Company did not obtain the approval of 67% or more of the voting securities present and instead were seeking to obtain the affirmative vote of 50% of the outstanding voting securities of the Company. Abstentions will have the effect of a vote against the Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO AUTHORIZE THE COMPANY, WITH THE APPROVAL OF THE BOARD, TO SELL SHARES OF THE COMPANY’S COMMON STOCK AT A PRICE BELOW THEN CURRENT NAV IN ONE OR MORE OFFERINGS.

OTHER BUSINESS

The Board knows of no other matter that is likely to come before the Meeting or that may properly come before the Meeting, apart from the consideration of an adjournment or postponement.

If there appears not to be enough votes for a quorum or to approve the Proposal at the Meeting, the Stockholders who are represented in person or by proxy may vote to adjourn the Meeting to permit the further solicitation of proxies. The person(s) named as proxies will vote proxies held by them for such adjournment.

ANNUAL AND QUARTERLY REPORTS

Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available at the Company’s website at www.horizontechnologyfinancecorp.com or without charge upon request. Please direct your request to Horizon Technology Finance Corporation, Attention: Investor Relations, 312 Farmington Avenue, Farmington, Connecticut 06032, or 860-676-8654. Copies of such reports are also posted via EDGAR on the SEC’s website at www.sec.gov.

14

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company expects that the 2014 Annual Meeting of Stockholders will be held in June 2014, but the exact date, time and location of such meeting have yet to be determined. A Stockholder who intends to present a proposal at that annual meeting, including nomination of a director, must submit the proposal in writing addressed to John C. Bombara, Secretary, c/o Horizon Technology Finance Corporation, 312 Farmington Avenue, Farmington, Connecticut 06032. Notices of intention to present proposals, including nomination of a director, at the 2014 annual meeting must be received by the Company between December 3, 2013 and 5:00 p.m. Eastern Time on January 2, 2014. In order for a proposal to be considered for inclusion in the Company’s proxy statement for the 2014 annual meeting, the Company must receive the proposal no later than January 2, 2014. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting unless certain securities law requirements are met. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

* * * * *

You are cordially invited to attend the Company’s Special Meeting of Stockholders in person. Whether or not you plan to attend the Meeting, you are requested to please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope or to vote via the Internet, so that you may be represented at the Meeting.

By Order of the Board of Directors,

John C. Bombara
Secretary

Farmington, Connecticut

May __, 2013

15

Horizon Technology Finance

312 FARMINGTON AVENUE
FARMINGTON, CT 06032

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends that you vote FOR the following proposal:

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Please indicate if you plan to attend this meeting — Yes ☐ No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
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Investor Address Line 4
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John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

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0000174914_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com .

HORIZON TECHNOLOGY FINANCE CORPORATION
Special Meeting of Stockholders
June 14, 2013 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert D. Pomeroy, Jr. and Christopher M. Mathieu, or either one of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all of the shares of common stock of Horizon Technology Finance Corporation (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the offices of the Company, located at 312 Farmington Avenue, Farmington, Connecticut 06032, on June 14, 2013 at 10:00 AM, Eastern Time, and at all adjournments thereof, as indicated on this proxy.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000174914_2 R1.0.0.51160